UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14D-9

(Rule 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

CON-WAY INC.

(Name of Subject Company)

CON-WAY INC.

(Name of Persons Filing Statement)

COMMON STOCK, PAR VALUE $0.625 PER SHARE

(Title of Class of Securities)

205944101

(CUSIP Number of Class of Securities)

Stephen K. Krull

Executive Vice President, General Counsel and Secretary

Con-way Inc.

2211 Old Earhart Road, Suite 100

Ann Arbor, Michigan 48105

Telephone (734) 757-1444

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person Filing Statement)

COPIES TO:

Thomas Cole

Larry Barden

Scott Williams

Sidley Austin LLP

1 South Dearborn Street

Chicago, Illinois 60603

Telephone (312) 853-7000

Fax (312) 853-7036

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Item 7.01 of the Current Report on Form 8-K filed by Con-way Inc. on September 9, 2015 (including all exhibits attached thereto) is incorporated herein by reference.